Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Third Quarter 2012 Results

SAN DIEGO, March 22, 2013 – InfoSonics Corporation (NASDAQ: IFON), the provider of verykool® wireless handset solutions, today announced results for its fourth quarter ended December 31, 2012.

“There are both positive and negative aspects to our fourth quarter results,” said Joseph Ram, president and CEO of InfoSonics. “We were pleased to report a 57% growth in sales in the fourth quarter compared to the preceding third quarter, along with record sales in our core Latin American market and record total unit shipments for both the fourth quarter and the year as a whole. However, our gross profit margin was lower than the third quarter and we incurred higher R&D, marketing and carrier certification expenses which resulted in the loss for the quarter. Our gross margin was impacted by more aggressive pricing and special customer incentives formulated to stimulate sales, some of which may benefit future quarters. Our operating expenses included a high level of R&D spending as we invested heavily in a new line of ruggedized smartphones. The concurrent development of these models over the last two quarters required an expansion of our team. But now that the work is mostly behind us, we have reduced the size of the team and recorded a restructuring reserve in the quarter as we streamline all our China operations. We have also taken steps to reduce our other operating expenses. Beginning with the second quarter of 2013, we expect approximately $1.5 million in annual savings from these collective actions compared to the fourth quarter 2012 run-rate.”

Expanding his comments, Mr. Ram noted, “We are encouraged by the pace of orders in the first quarter of 2013. In addition, our R&D investment will enable us to launch a number of new smartphones during the second quarter of 2013 and we are expanding our sales efforts into the U.S. market. We remain committed to our strategy.”

InfoSonics reported net sales for the fourth quarter of 2012 of $8.4 million, which represented a $3.5 million, or 29%, decline from $11.9 million for the fourth quarter of 2011. The reason for the decline was the absence of low-margin Samsung distribution sales in the fourth quarter of 2012 compared to $3.5 million in distribution sales in the fourth quarter of 2011. The Company transitioned away from this low-margin business in March 2012. The Company noted that although sales of verykool® products were flat compared to the prior year quarter, unit shipments increased 73%. The average selling price per unit declined 42% as a result of a shift in product mix to lower-end products and more aggressive pricing during the quarter. Net sales for the year ended December 31, 2012 amounted to $34.3 million, which represented a $0.6 million, or 2%, decrease from $34.9 million for the 2011 year. Net sales of verykool® products during 2012 grew by $10.1 million, or 47%, compared to 2011, but were more than offset by a $10.7 million decline in distribution sales.

Gross profit margin as a percent of sales in the fourth quarter of 2012 improved to 16.0% compared to 13.5% in the 2011 fourth quarter, primarily as a result of the absence of low-margin distribution sales in the 2012 third quarter. Gross profit in the fourth quarter of 2012 was $1.4 million, a 16% decline from $1.6 million in the 2011 fourth quarter. Gross profit for the year ended December 31, 2012 amounted to $6.8 million, a $2.3 million, or 50%, increase from $4.5 million for the 2011 year. The gross profit margin as a percent of sales for 2012 improved to 19.9% from 13.0% in the prior year period, also reflecting the significant decline in low-margin distribution sales during the year.

Operating expenses in the fourth quarter of 2012 were $2.5 million, an increase of 28% compared to $2.0 million in the 2011 fourth quarter. This reflects an 18% increase in SG&A expenses primarily attributable to increases in marketing expenses and increased compensation for new employees and contractors. In addition, R&D expenses rose by 64% primarily as a result of expansion of the Company’s China-based development team and a $100,000 accrual for the restructuring planned for the first quarter of 2013. For similar reasons, operating expenses for the year ended December 31, 2012 amounted to $9.3 million, a 32% increase from $7.1 million for the 2011 year.

The net loss for the fourth quarter of 2012 was $1.2 million, or $0.08 per share, compared to a net loss of $359,000, or $0.03 per share, in the fourth quarter of 2011. The net loss for both years ended December 31, 2012 and 2011 amounted to $2.5 million, or $0.18 per share.

At December 31, 2012, the Company had $6.2 million in cash, restricted cash and cash equivalents, $16.2 million of net working capital and no outstanding indebtedness. Cash balances declined by $4.1 million compared to the September 30, 2012 balances primarily as a result of the growth in receivables generated by the significantly higher level of sales in the fourth quarter, as well as the loss for the quarter.

About InfoSonics Corporation

InfoSonics is a provider of wireless handsets and related products to OEMs, carriers and distributors in Latin America, Europe, Africa, Asia Pacific and the United States. The Company designs, develops, manufactures, markets, sells and provides after-sales support for its own proprietary line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) the ability of the Company’s R&D group to develop new verykool® handsets and successfully introduce them into new emerging markets; (3) extended general economic downturn in world markets; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) the ability of the Company to maintain and improve its gross margins despite intense competition; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (7) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships, disruptions in production at contract manufacturers or shortages in product supply; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk and other related risks; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) uncertain political and economic conditions internationally, including terrorist or military actions; (14) the loss of a key executive officer or other key employees and the integration of new employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) the resolution of any litigation for or against the Company; (19) the ability of the Company to have access to adequate capital to fund its operations; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,

	2012	2011	2012	2011
	(Unaudited)		(Audited)
Net sales	$8,452	$11,924	$34,294	$34,884
Cost of sales	7,096	10,317	27,488	30,344

Gross profit	1,356	1,607	6,806	4,540

Operating expenses:
Selling, general and administrative	1,813	1,543	7,075	5,479
Research and development	695	423	2,218	1,588

	2,508	1,966	9,293	7,067

Operating loss	(1,152)	(359)	(2,487)	(2,527)
Other income (expense):
Other income (expense)	(7)	—	(72)	30
Interest, net	8	—	61	11

Loss before provision for income taxes	(1,151)	(359)	(2,498)	(2,486)
Provision for income taxes	—	—	(2)	(2)

Net loss	$(1,151)	$(359)	$(2,500)	$(2,488)

Net loss per share (basic and diluted)	$(0.08)	$(0.03)	$(0.18)	$(0.18)

Basic and diluted weighted-average number of common shares outstanding	14,184	14,184	14,184	14,184

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

(Audited)

	December 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$5,230	$11,422
Restricted cash	1,003	1,000
Trade accounts receivable, net of allowance for doubtful accounts of $339 and $97, respectively	10,247	8,610
Other accounts receivable	95	76
Inventory	3,429	2,238
Prepaid assets	1,521	2,485

Total current assets	21,525	25,831
Property and equipment, net	367	311
Other assets	229	69

Total assets	$22,121	$26,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,514	$2,506
Accrued expenses	3,786	4,719

Total current liabilities	5,300	7,225

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,184 shares issued and outstanding as of December 31, 2012 and December 31, 2011	14	14
Additional paid-in capital	32,282	32,051
Accumulated other comprehensive loss	(13)	(117)
Accumulated deficit	(15,462)	(12,962)

Total stockholders’ equity	16,821	18,986

Total liabilities and stockholders’ equity	$22,121	$26,211

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Audited)

	For the Year Ended
	December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(2,500)	$(2,488)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	276	172
Loss on disposal of fixed assets	64	12
Provision for (recover of) bad debts	242	(100)
Provision for obsolete inventory	171	7
Stock-based compensation expense	231	195
(Increase) decrease in:
Trade accounts receivable	(1,879)	3,729
Other accounts receivable	(19)	532
Inventory	(1,362)	(557)
Prepaids	964	(1,889)
Other assets	(160)	(1)
Increase (decrease) in:
Accounts payable	(992)	(1,690)
Accrued expenses	(933)	1,493

Cash used in continuing operations	(5,897)	(585)
Cash provided by discontinued operations	—	710

Net cash provided by (used in) operating activities	(5,897)	125

Cash flows from investing activities:
Purchase of property and equipment	(396)	(201)
Increase in restricted cash	(3)	(1,000)

Net cash used in investing activities	(399)	(1,201)

Effect of exchange rate changes on cash	104	14

Net decrease in cash and cash equivalents	(6,192)	(1,062)
Cash and cash equivalents, beginning of period	11,422	12,484

Cash and cash equivalents, end of period	$5,230	$11,422

Cash paid for interest	$—	$—
Cash paid for taxes	—	—